The United Illuminating Company 157 Church Street P.O. Box 1564 New Haven, CT 06506-0901 203.499.2812 Fax: 203.499.3626

FOR IMMEDIATE RELEASE

Thursday – July 15, 2010

Media Contacts:

Investor Contact:

Michael A. West Jr.

Sue Allen

The United Illuminating Company

The United Illuminating Company

(203) 499-3858

(203) 499-2409

Al Lara

Jeffrey R. Kotkin

Connecticut Light and Power

 Connecticut Light and Power

(860) 728-4616

(860) 728-4650

UI to Invest in CL&P Transmission Projects

NEW HAVEN and BERLIN, CT –July 15, 2010 – Today The United Illuminating Company (UI) [NYSE: UIL] and The Connecticut Light & Power Company (CL&P) [NYSE: NU] filed a joint application with the Connecticut Department of Public Utility Control seeking approval for UI’s investment in and ownership of transmission assets associated with the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.

NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions sited in Connecticut:  (1) the Greater Springfield Reliability Project, (2) the Interstate Reliability Project and (3) the Central Connecticut Reliability Project.  Based on data prepared by CL&P, UI expects the cost of building the Connecticut portion of these projects will be approximately $711 million.

Under the terms of an agreement between UI and CL&P, which will be subject to state and federal regulatory approval, UI has the option to make quarterly payments to CL&P in exchange for ownership of specific transmission assets as they come into commercial operation.  Following regulatory approval, UI will have the right to invest up to the greater of $60 million or an amount equal to 8.4 percent of CL&P’s costs for the Connecticut portions of these projects.  As assets come into commercial operation, CL&P will transfer title to transmission assets such as poles and wires to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system once they are in operation pursuant to an operating and maintenance agreement with UI.

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UI's investments are expected to be made over a period of three years based on current project completion projections.

This proposed transaction follows the successful collaboration of CL&P and UI on the 345-kV Middletown-to-Norwalk Transmission Project, where each party owns portions of the line.  The Middletown-to-Norwalk Transmission Project went into commercial operation at the end of 2008.

“CL&P and UI have long worked together to advance needed transmission infrastructure for efficient and reliable energy for Connecticut,” said James A. Muntz, senior vice president- Transmission for CL&P.

“This transaction continues to promote a cooperative spirit of addressing transmission needs in Connecticut,” said John J. Prete, UI’s vice president of Transmission.  “While UI will not physically construct any portion of NEEWS, its participation will provide benefits similar to those provided in the Middletown-to-Norwalk Transmission Project.”

In addition to today’s DPUC filing, CL&P and UI will seek required approvals from the Federal Energy Regulatory Commission.  The transaction is conditional on the receipt of state and federal regulatory approvals, among other things, and is subject to termination and other rights as more fully described in the agreement. This transaction is already reflected in the transmission capital expenditure and rate base forecasts published in NU’s annual report.

The United Illuminating Company (UI) is a New Haven-based regional distribution utility established in 1899. UI is engaged in the purchase, transmission, distribution and sale of electricity and related services to more than 325,000 residential, commercial and industrial customers across 17 cities and towns including the Greater New Haven and Bridgeport areas. UI is a wholly owned subsidiary of UIL Holdings Corporation (NYSE: UIL).  For more information please visit www.uinet.com.

The Connecticut Light and Power Company (CL&P) has been part of everyday life in Connecticut for more than 100 years, providing safe and reliable electric service to homes, neighborhoods and businesses.  With 1.2 million customers in 149 cities and towns, CL&P is improving the environments you live in, by offering programs in energy conservation, economic development and environmental stewardship.  CL&P is a Northeast Utilities company (NYSE: NU). For more information, please visit www.cl-p.com.

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